EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-162279 and 333-160682) and Form S-8 (No. 333-150517 and 333-138398) of Citizens & Northern Corporation and subsidiaries of our reports dated February 18, 2016, relating to the consolidated financial statements and the effectiveness of Citizens & Northern Corporation and subsidiaries’ internal control over financial reporting, which appear in this Form 10-K.

/s/ Baker Tilley Virchow Krause, LLP

Williamsport, Pennsylvania
February 18, 2016